Exhibit 10.14(c)

THIRD AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. SAVINGS AND INVESTMENT PLAN
(as amended and restated effective as of September 14, 2007, with certain other effective dates)

WHEREAS, pursuant to Section 12.1 of the Minerals Technologies Inc. Savings and Investment Plan, as amended and restated effective September 14, 2007, with certain other effective dates (the “Plan”), the Minerals Technologies Inc. (the “Company”) reserves the right to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to comply with the Pension Protection Act of 2006 (“PPA”) and the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”), to reflect administration of 2009 required minimum distributions, and for other administrative changes.

NOW, THEREFORE, the Plan is hereby amended, effective as of the dates set forth below, as follows, with such amendment intended to constitute good faith compliance with the above-referenced law changes:

1.Effective January 1, 2010, the second paragraph of Section 3.1 shall be replaced with the following:

“Subject to the following provisions of this Section 3.1, each other Employee who is employed by the Employer shall become a Participant under the Plan as soon as administratively possible following his Employment Date.  Provided, however, that any Employee (i) who is classified by the Employer as a temporary employee, or (ii) who is scheduled to complete less than twenty (20) Hours of Service per week, shall become a Participant as soon as administratively possible following his completion of a Year of Service (i.e., upon the completion of one thousand (1,000) Hours of Service during the twelve (12)-consecutive month period commencing on his Employment Date on in a Plan Year commencing on or after his Employment Date, as provided in Section 2.1).”

2.Effective January 1, 2007, Section 5.1(b) of the Plan shall be amended to add the following paragraph at the end thereof:

“Notwithstanding the foregoing, a Participant whose Account is invested in employer securities, within the meaning of Section 401(a)(35) of the Code, shall be permitted to divest such employer securities and invest in other investment options in the manner and to the extent required by Section 401(a)(35) of the Code and any regulations or guidance issued thereunder.”

3.Effective January 1, 2010, Section 7.2 of the Plan shall be amended by replacing the last paragraph thereof with the following:

“Notwithstanding the foregoing, a Participant’s Account may be frozen to prevent the Participant from taking any withdrawals, loans and/or distributions from his Account in accordance with the Plan’s qualified domestic relations order procedures.”

4.Effective January 1, 2009, Section 7.5 of the Plan shall be amended by adding the following new subsection (f) at the end thereof:

“(f)Special Rules for Required Minimum Distributions During 2009.

For purposes of this subsection, a “2009 RMD” is the required minimum distribution a Participant or Beneficiary, as applicable, is required to receive for 2009 without regard to Section 401(a)(9)(H) of the Code.

A Participant or Beneficiary whose initial required minimum distribution is a 2009 RMD will not receive distribution of his 2009 RMD unless he elects otherwise in accordance with procedures established by the Administrator.

A Participant or Beneficiary whose 2009 RMD is not his initial required minimum distribution will receive his 2009 RMD unless he elects to suspend his 2009 RMD in accordance with procedures established by the Administrator.

A direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Section 401(a)(9)(H) of the Code.

The provisions of this subsection (f) shall be interpreted in accordance with Section 401(a)(9)(H) of the Code and regulatory guidance issued thereunder.”

5.Effective January 1, 2007 with respect to Section 8.5(a) and effective January 1, 2009 with respect to Sections 8.5(b) and (c), Article 8 of the Plan shall be amended by adding the following new section at the end thereof:

“8.5HEART ACT PROVISIONS.

(a)Death benefits.  In the case of a Participant’s death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Section 414(u) of the Code), the Beneficiary(ies) of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed employment and then terminated employment on account of death.  In addition, vesting service credit for the deceased Participant’s period of qualified military service shall be credited to the extent required by Section 401(a)(37) of the Code.

(b)Differential wage payments.  Effective January 1, 2009, (i) a Participant receiving a differential wage payment, as defined by Section 3401(h)(2) of the Code, shall be  treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as Compensation and 414(s) Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Section 414(u)(1)(C) of the Code by reason of any contribution or benefit which is based on the differential wage payment.

(c)Severance from employment.  Effective January 1, 2009, for purposes of Section 401(k)(2)(B)(i)(I) of the Code, an individual shall be treated as having severed from employment during any period the individual is performing service in the uniformed services described in Section 3401(h)(2)(A) of the Code.

If a Participant elects to receive a distribution by reason of such severance from employment, the Participant may not make an elective deferral or employee contribution during the six (6)-month period beginning on the date of such distribution.

Effective as of the dates specified above, the provisions of this Section 8.5  shall be interpreted consistent with, and governed by, the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”) and regulatory guidance issued thereunder.”

6.Effective January 1, 2009, Section 11.1(b)(2) is hereby amended by adding the following to the end thereof:

“Effective January 1, 2009, Compensation shall also include differential wage payments as defined by Section 3401(h)(2) of the Code.”

7.Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has caused this Amendment to be executed on the 17th day of December, 2010.

MINERALS TECHNOLOGIES INC.

By: /s/ Thomas J. Meek
Thomas J. Meek
General Counsel

By: /s/ D. Randy Harrison
D. Randy Harrison
Sr. Vice-President, Organization and Human Resources